Exhibit F

[Letterhead of República de Panamá, Procuraduriá de la Administración]

Panamá,28 de Febrero de 2003

The Hon. Norberto Delgado Durán

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procuradora General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-103203 on Schedule B (the “Registration Statement”), including the Prospectus dated February 20, 2003 and the Prospectus Supplement dated February 25, 2003 constituting a part thereof, the Fiscal Agency Agreement, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”) dated February 25, 2003 between Panama and Morgan Stanley & Co. Incorporated (the “Underwriter”), pursuant to which Panama proposes to offer and sell U.S.$275,000,000 principal amount of its 8 7/8% U.S. Dollar-Denominated Global Bonds Due 2027 (the “Global Bonds”). These Global Bonds are fungible with, rank pari passu with and form a single issue and series with Panama’s 8 7/8% U.S. Dollar-Denominated Global Bonds Due 2027, of which U.S.$700,000,000 in principal amount have been issued and are outstanding.

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 5 dated January 22, 2003 and Executive Decree No. 13 dated February 25, 2003.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriter pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

Ministry of Economy and Finance

December 3, 2002

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2001, as amended and to the use of my name under the heading “Validity of the Bonds” in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alma Montenegro de Fletcher
Alma Montenegro de Fletcher Procuradora de la Administración Republic of Panama